Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President — Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. COMPLETES AMENDMENT AND EXTENSION OF ITS BANK REVOLVING CREDIT FACILITY
•	Extends Maturity Date to May 31, 2011

•	Eliminates Leverage Covenant and Asset Coverage Covenant

•	Provides for Secured Asset-Based Structure

•	Reduces Facility Size to $600 Million from $750 Million, Appropriate for the Company’s Projected Needs

•	Repays $175 Million in Bank Debt in Q4, Ending Fiscal 2008 with Bank Debt of $234 Million

•	Ends Fiscal 2008 With Total Debt of Approximately $745 Million, Below Guided Range of $750 to $775 Million

•	Expects Q4 Adjusted EPS from Continuing Operations of $0.00 to ($0.15) Compared to Previous Guidance of $0.19 to $0.24, Resulting From the Highly Promotional Retail Environment Impacting Margins
New York, NY January 13, 2009 — Liz Claiborne Inc. (NYSE:LIZ) today announced that it has successfully completed an amendment and extension of its existing bank revolving credit facility. J.P. Morgan Securities Inc. and Banc of America Securities LLC were Joint Lead Arrangers for this amendment and extension.
The amended terms and conditions provide for a reduction in the facility size to $600 million from $750 million which is appropriate for the Company’s projected needs following its recent divestitures, an extension of the maturity date to May 31, 2011, a secured asset-based structure, the elimination of the leverage covenant and asset coverage covenant and an increase in fees and interest rates. The facility may continue to be used for working capital and general corporate purposes and will back both trade and standby letters of credit in addition to the Company’s synthetic lease.
The amendment and extension revises the calculation and required coverage levels of the fixed charge financial covenant which will be calculated on a rolling twelve month basis and must exceed 1.25 times the ratio of consolidated EBITDA less capital expenditures divided by fixed charges (all as defined in the agreement) through November 2009, stepping up to a minimum coverage of 1.50 times from December 2009 through the maturity of the facility.
William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “We are extremely pleased to announce the successful completion of this amendment and extension of our bank credit facility which extends the maturity date of the facility to May 2011 from October 2009. We know that the financial community has been closely monitoring this transaction in light of very challenging credit market conditions. While we continue to aggressively manage our balance sheet and preserve liquidity, this amendment and extension affords us stability in the face of a most uncertain 2009.”

Mr. McComb continued: “During the fourth quarter, we demonstrated exceptional balance sheet and cash flow management as we paid down $175 million in bank debt, primarily driven by aggressive inventory management, resulting in year end bank debt of approximately $234 million. We also ended the year with total debt of approximately $745 million which is below the $750 to $775 million range we guided on our November 13th earnings call.”
Mr. McComb concluded: “Needless to say, the operating environment in the fourth quarter was the most challenging we have experienced in decades. Despite a pickup in comp store sales in the last few weeks of the quarter, our comps for Juicy Couture, Lucky Brand and Kate Spade were each in the negative mid-teens while Mexx’s comps were negative 12%. The highly promotional retail environment also negatively impacted margins in both our retail and wholesale businesses, causing us to project adjusted EPS from continuing operations in the range of $0.00 to ($0.15) for the quarter compared to our previously guided range of $0.19 to $0.24. We will provide more details on the quarter during our earnings call in early March.”
The adjusted projected results exclude the impact of expenses incurred in connection with the Company’s streamlining and brand-exiting activities and non-cash trademark impairment charges. The Company believes that the adjusted projected results represent a more meaningful presentation of its operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood.
The adjusted projected results on a continuing operations basis contained in this press release remain subject to the Company’s closing its 2008 books and records, completion of its annual account analysis, including its goodwill and trademark impairment testing, customary tax review, and end of season retailer assistance reconciliation, in addition to having such information audited. Therefore, these results may change.
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Liz Claiborne and Monet families of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY Jeans Group. For more information visit www.lizclaiborneinc.com.
Forward-Looking Statement
Statements contained herein that relate to future events or the Company’s future performance, including, without limitation, statements with respect to the Company’s anticipated results of operations or level of business for 2008 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some factors are beyond the Company’s control. Among the factors that could cause actual results to materially differ include: risks associated with the current economic conditions, including the tightening of the credit markets, reduction in consumer confidence and discretionary spending, continued recessionary pressures in the United States, Europe and other parts of the world, and continued lower levels of consumer traffic within department stores, malls and other shopping and selling environments; the Company’s ability to continue to have access on favorable terms to sufficient sources of liquidity necessary to fund ongoing cash requirements of it operations, which access may be adversely impacted by a number of factors, including the reduced availability of credit generally and the substantial tightening of the credit markets, including lending by financial institutions, who are sources of credit for the Company, the recent increase in the cost of capital, the level of the Company’s cash flows, which will be impacted by the level of consumer spending and retailer and consumer acceptance of its products, further adverse changes in the Company’s credit ratings, the Company’s ability to comply with the financial covenants (as amended) included in its debt and credit facilities, and interest rate and exchange rate fluctuations; risks relating to possible further impairment of goodwill or other long-lived assets that could result from a number of factors, including downward pressure on the company’s market capitalization; risks related to the reorganization of the Company and the realignment of the Company’s management structure; risks associated with the Company’s ability to attract and retain talented, highly qualified executives and other key personnel and to provide for the succession of senior management; risks associated with the Company’s efforts to reorganize its Mexx Europe operations; risks associated with the Company’s ability to execute successfully on its long-term growth plans; risks associated with the Company’s strategic review of brands completed in 2008, including whether the Company identified the appropriate brands for review or appropriately valued assets related to brands sold or licensed to third parties; risks associated with the Company’s operation of its specialty retail and outlet businesses, including the ability to successfully expand the specialty retail store base of its Direct Brands segment and to develop best-in-class retail capabilities; risks associated with the Company’s ability to achieve greater collaboration with its wholesale customers; risks associated with the Company’s ability to achieve projected cost savings; risks related to the Company’s ability to successfully continue to evolve its supply chain system, including its product development, sourcing, logistics and technology functions, to, among other things, reduce product cycle-time and costs and meet customer demands and the requirements of the Company’s specialty retail and outlet businesses; risks associated with selling the Company’s Liz & Co. and Concepts by Claiborne brands outside of better department stores; risks associated with the Company’s Liz Claiborne and Claiborne branded products association with known designers and retailer and consumer acceptance of the resulting products; risks associated with the Company’s dependence on sales to a limited number of large United States department store customers; the impact of consolidation, restructurings and other ownership changes, and, financial difficulties, including bankruptcies, in the retail industry, including with respect to the Company’s department store customers; the Company’s ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies; risks associated with the use of unaffiliated manufacturers, including the possible failure of the Company’s unaffiliated manufacturers to manufacture and deliver products in a timely manner, to meet quality or safety standards or to comply with Company policies regarding labor practices or applicable laws or regulations; risks related to the Company’s ability to adapt to and compete effectively in the current quota environment, including changes in sourcing patterns resulting from the elimination of quota on apparel products as well as lowered barriers to entry; risks associated with the Company’s ability to maintain and enhance favorable brand recognition; risks associated with the Company’s ability to correctly balance the level of its commitments with actual orders; risks associated with new business relationships and new product lines, product categories and markets, including risks relating to achieving projected or satisfactory levels of sales, profits and/or return on investment, and risks inherent in licensing arrangements, such as the Company’s license of the DKNY Jeans and DKNY Active brands, the fragrance license with Elizabeth Arden, and the Dana Buchman license with Kohl’s Corporation; risks associated with any significant disruptions in the Company’s relationship with its employees or with its relationship with the unions which represent certain Company employees; risks associated with changes in social, political, economic, legal and other conditions affecting foreign operations, sourcing or international trade, including the impact of foreign currency exchange rates, and currency devaluations in countries in which the Company sources product and risks associated with the importation and exportation of product; risks associated with war, the threat of war and terrorist activities; work stoppages or slowdowns by suppliers or service providers; risks relating to protecting and managing the Company’s intellectual property rights; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended October 4, 2008, including under the sections captioned “Item 1A. Risk Factors” and “Statements Regarding Forward-looking Statements”, and in the Company’s 2007 Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.